PORTAGE PARTNERS, LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(unaudited)

                                Three         Six
                               months      months
                                ending      ending              August 18, 1999
                        December 31,   December 31,          (Inception) to
                            2003  2002    2003  2002         December 31, 2003

Revenue                   -       -           -     -                         -

General and
administrative
expenses               295     -        555      460                   5,477
Total expenses       295     -        555      460                   5,477

Net (loss)              (295)    -      (555)     (460)                (5,477)

Weighted average
number of
common shares
outstanding -
basic and
fully diluted   4,500,000 4,500,000 4,500,000 4,500,000

Net (loss)
per share -
basic and
fully diluted             (0.00)  -    (0.00) (0.00)

The accompanying notes are an intregal part of these financial statements.

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